BRIGHT MINDS BIOSCIENCES INC.
(the "Corporation")

COMPENSATION COMMITTEE CHARTER

Purpose

The Compensation Committee (the "Committee") of the Board of Directors of the Corporation (the "Board of Directors") assists the Board of Directors in fulfilling its oversight responsibilities relating to officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors.

Committee Membership

1. The Committee shall consist of no fewer than two directors as determined by the Board of Directors each of whom must be independent as defined under applicable securities laws (each, a "Member").

2. Notwithstanding paragraph 1 above, if the Committee is comprised of at least three Members, one director, who is not independent as defined under applicable securities laws and is not currently an Executive Officer1  or employee or a Family Member2  of an Executive Officer, may be appointed to the Committee if the Board of Directors, under exceptional and limited circumstances, determines that such individual's membership on the Committee is required by the best interests of the Corporation and its shareholders. If the Corporation relies on this exception it must disclose, either on or through the Corporation's website or in the proxy statement for the next annual meeting subsequent to such determination (or, if the Corporation does not file a proxy, in its annual financial statements), the nature of the relationship and the reasons for the determination. In addition, the Corporation must provide any disclosure required by applicable securities laws regarding its reliance on this exception. A director Member appointed under this exception may not serve longer than two years.

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1 The term "Executive Officer" means the Corporation's President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and  any Vice-President of the Corporation in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Corporation. Officers of the Corporation's parent(s) or subsidiaries shall be deemed officers of the Corporation if they perform such policy-making functions for the Corporation.

2 The term "Family Member" means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

3. All of the of Directors members of the Committee shall meet the applicable independence requirements of applicable securities law, except to the extent that applicable securities laws permit a director who is not independent pursuant to such rules to be a Member of the Committee.

4. The Members and Chair of the Committee shall be appointed and may be removed by the Board of Directors.

External Advisors

The Committee has the authority to retain and terminate any consulting firm used to assist in the evaluation of director, Chief Executive Officer or other officer compensation and to retain independent legal or other advisors, in each case as the Committee may deem appropriate, including the authority to approve these firm's fees and other retention terms.

Responsibilities related to Compensation

The Committee shall:

1. review and approve the Corporation's compensation guidelines and structure;

2. review and approve on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer of the Corporation. The Committee will evaluate at least once a year this individual's performance in light of these established goals and objectives and based upon these evaluations shall set the Chief Executive Officer's annual compensation, including salary, bonus, incentive and equity compensation. The Chief Executive Officer shall not be present when their compensation is considered or determined by the Committee;

3. review and approve on an annual basis the evaluation process and compensation structure for the Corporation's other officers, including salary, bonus, incentive and equity compensation. The Committee will evaluate at least once a year their individual performance in light of these established goals and objectives and, based upon their evaluations, shall set their annual compensation, including salary, bonus, incentive and equity compensation. No officer may be present when their compensation is considered or determined by the Committee;

4. review the Corporation's incentive compensation and other equity-based plans and recommend changes in such plans to the Board of Directors as needed. The Committee may exercise the authority of the Board of Directors with respect to the administration of such plans;

5. periodically review and make recommendations to the Board of Directors regarding the compensation of non-management directors, including Board of Director and Committee retainers, meeting fees, equity-based compensation and such other forms of compensation and benefits as the Committee may consider appropriate;

6. oversee the appointment and removal of executive officers, and review and approve for executive officers, including the Chief Executive Officer, any employment, severance or change in control agreements; and

7. approve any loans to employees as allowed by applicable law.

General Responsibilities

The Committee shall:

1. regularly report to the Board of Directors on Committee matters;

2. review and reassess the adequacy of this Charter annually and propose to the Board of Directors any changes to the Charter;

3. prepare a report of the Committee on executive compensation in accordance with applicable securities law requirements to be included in the Corporation's annual proxy statement;

4. annually assess the Committee's performance; and

5. perform such other functions assigned by applicable law, the Corporation's Articles or Bylaws or the Board of Directors.

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